UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 9, 2011 (February 9, 2011)

GEORGIA GULF CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-09753	58-1563799
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

115 Perimeter Center Place, Suite 460, Atlanta, GA	30346
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (770) 395 - 4500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01                                             Entry Into a Material Definitive Agreement.

On February 9, 2011, Royal Mouldings Limited (“Royal”), a subsidiary of Georgia Gulf Corporation (the “Company”), entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with The Crane Group Companies Limited and Ziminski LLC (collectively, the “Sellers”), pursuant to which Royal acquired from the Sellers all of the membership interests of Crane Plastics Siding, LLC, which does business as Exterior Portfolio by Crane (“Exterior Portfolio”).  The aggregate cash consideration paid to the Sellers in the transaction, after taking into account a closing date working capital adjustment, was approximately $72 million.  This amount is subject to a possible post-closing adjustment related to a post-closing working capital true-up.  The Company is funding the transaction from cash on hand.

The Purchase Agreement contains customary representations and warranties, covenants and indemnities.  In addition, in connection with this transaction, each of (i) the Sellers; (ii)  James E. Ziminski, the former President of Exterior Portfolio; and (iii) Jeff Cabbage, the former Vice President of Sales and Marketing of Exterior Portfolio have entered into agreements with Royal containing restrictive covenants that address non-competition,  non-solicitation of customers and non-solicitation of employees.  Mr. Ziminski and Mr. Cabbage have agreed to become employees of Royal in connection with this transaction.

Item 7.01                                             Regulation FD Disclosure.

The information included in the press release attached hereto as Exhibit 99.1 is hereby incorporated by reference.

Item 9.01                                             Financial Statements and Exhibits.

(d)                                 Exhibits

Number	Exhibit

99.1	Press Release, dated February 9, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEORGIA GULF CORPORATION

	By:	/s/ Joel I. Beerman
	Name:	Joel I. Beerman
	Title:	Vice President, General Counsel and Secretary

Date: February 9, 2011